Exhibit 5
                                   October 20, 1997

Trend-Lines, Inc.
135 American Legion Highway
Revere, Massachusetts 02151

Dear Sirs:

     This opinion is being given in connection with the Registration Statement on Form S-8 (the "Registration
Statement") to be filed with the Securities and Exchange
Commission by Trend-Lines, Inc. (the "Company") on the date hereof for the purpose of registering under the Securities
Act of 1933, as amended, the interests in the Trend-Lines
Employee Stock Purchase Plan (the "Plan"). In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the Class A Common Stock has been legally authorized for issuance under the Plan and when sold will be validly issued, fully paid and nonassessable shares of Class A Common Stock of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in a category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                   Very truly yours,

                                   ROBINSON & COLE llp




                                   By:/s/ David A. Garbus
                                          David A. Garbus, A Partner